UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of report (Date of earliest event reported)  April 20, 2011
AT&T INC.
(Exact Name of Registrant as Specified in Charter)

Delaware	1-8610	43-1301883
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

208 S. Akard St., Dallas, Texas	75202
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code (210) 821-4105

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240-14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01  Other Events.

Throughout this document, AT&T Inc. is referred to as “we” or “AT&T.” We are a holding company whose subsidiaries and affiliates operate in the communications services industry. Our subsidiaries and affiliates provide wireless and wireline telecommunications services and equipment, and directory advertising both domestically and worldwide.

We announced on April 20, 2011 that first-quarter 2011 net income attributable to AT&T totaled $3.4 billion, or $0.57 per diluted share. These results compare with reported net income attributable to AT&T of $2.5 billion, or $0.41 per diluted share, in the first quarter of 2010, which included a $995 charge to income tax expense related to a 2010 change in the tax treatment related to Medicare Part D subsidies.

On a reported basis, our first-quarter 2011 revenues were $31.2 billion, up $717 million from the first-quarter 2010. First quarter 2011 revenues reflected strong wireless subscriber gains, growth in wireless data services and growth in IP-related services, which were partially offset by declines in wireline voice and print advertising. Compared with results for the first quarter of 2010, operating expenses were $25.4 billion versus $24.6 billion; operating income was $5.8 billion, down from $6.0 billion; and AT&T's operating income margin was 18.6 percent, compared to 19.6 percent.

AT&T Mobility’s reported service revenues for the first-quarter 2011 were $14.0 billion up 8.6 percent versus the year-ago quarter. The increase in revenues reflected an increase in net customers and continued strong growth in data revenues.

AT&T Mobility recorded a net gain of 2.0 million wireless customers in the first quarter of 2011, bringing AT&T’s wireless customer base to 97.5 million at March 31, 2011, compared to 87.0 million at March 31, 2010. The subscriber increase reflects continued demand for advanced handsets as well as continued growth of data-centric devices such as eReaders, tablets, security systems, fleet managements systems and a host of other products. During the first quarter, net adds for connected devices on AT&T’s wireless network were 1.3 million, reseller net adds were 561,000, prepaid net adds were 85,000 and postpaid subscriber net adds were 62,000. Sales of tablets, including iPad- and Android-based devices increased 323,000; these products are predominantly reflected in prepaid subscriber totals. For the quarter, average revenue per postpaid subscriber increased 2.4 percent versus the year-earlier quarter due to strong growth in data services and increased purchases and use of advanced handsets. Average revenue per total subscriber declined slightly, reflecting the rapid growth of these data-centric devices.

First quarter smartphone activations were 5.5 million, including iPhone activations of 3.6 million in the first quarter of 2011 compared to 4.1 million iPhone activations in the fourth quarter of 2010. Branded computing subscribers, a new growth area for AT&T that includes tablets, aircards, Mi-Fi devices, tethering plans and other data-only devices, totaled 3.4 million, a gain of 422,000 in the first quarter of 2011. Branded computing subscribers are reflected in prepaid and postpaid subscriber totals.

First-quarter 2011 reported wireless operating expenses totaled $11.4 billion, up 16.8 percent versus the first quarter of 2010, reflecting strong smartphone activations, higher customer upgrade levels and expenses relating to the transition of former Alltel subscribers to our network. AT&T Mobility’s operating income margin was 25.8 percent compared to 30.0 percent in the year-ago quarter, reflecting these expense factors, offset in part by improved operating efficiencies and further revenue growth from the company’s base of high-value subscribers.

Revenues from our wireline segment were $15.0 billion, a 3.2% decrease from the year-ago quarter. Revenues from the wireline business customers were $9.3 billion, a decrease of 4.5 percent from the year-ago quarter, reflecting increases in Internet-Protocol-based data services offset by a decline in usage-based, older circuit-based services, primarily voice. Revenues from our wireline consumer customers were $5.3 billion, up 0.5 percent from the first-quarter 2010, as a decline in voice revenues was more than offset by a continued increase in broadband and video revenues.

Revenue connections from our consumer customers (retail voice, high speed Internet and video) totaled 43.1 million at March 31, 2011 versus 45.0 million at March 31, 2010 and 43.4 million at year-end 2010. Total wireline consumer broadband and TV connections over the past year increased by 1.2 million. At the end of the first quarter of 2011, our total switched access lines were 42.7 million compared with 48.0 million at the end of the first quarter of 2010. The decline reflects continuing economic pressures on our customers as well as increasing competition from wireless, Voice over Internet Protocol and cable providers. The number of U-verse subscribers totaled 3.2 million at the end of the first quarter of 2011, with a net gain of 218,000 subscribers in the first quarter of 2011. U-verse deployment reached 28 million living units as of March 31, 2011 and we expect to reach approximately 30 million living units across our 22-state local service area by the end of 2011.

First-quarter wireline operating expenses totaled $13.2 billion, down 2.7% from the year-ago quarter. AT&T’s wireline operating margin was 11.5 percent, down slightly compared to 12.0 percent in the year-earlier quarter. Improved consumer revenue trends and execution of cost initiatives helped to partially offset declines in voice revenues and storm-related costs in the West.

CAUTIONARY LANGUAGE CONCERNING FORWARD-LOOKING STATEMENTS

Information set forth in this filing contains financial estimates and other forward-looking statements that are subject to risks and uncertainties. A discussion of factors that may affect future results is contained in AT&T’s filings with the Securities and Exchange Commission. AT&T disclaims any obligation to update or revise statements contained in this filing based on new information or otherwise.

Item 9.01 Financial Statements and Exhibits.

The following exhibits are filed as part of this report:

(d)   Exhibits

99.1  AT&T Inc. selected financial statements and operating data.

Signature

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AT&T INC.

Date: April 20, 2011	By: /s/ John J. Stephens John J. Stephens Senior Vice President and Controller